Exhibit 99.2

PRESS RELEASE

NPS Pharmaceuticals Provides Update on GATTEX(TM) Clinical Development in Short Bowel Syndrome

BEDMINSTER, N.J., Jan. 28 — NPS Pharmaceuticals, Inc. (Nasdaq: NPSP) today announced it expects to begin a confirmatory Phase 3 clinical study to evaluate GATTEX(TM) (teduglutide, recombinant GLP-2) in patients with short bowel syndrome (SBS) who are dependent on parenteral nutrition (PN). At a recent meeting with the U.S. Food and Drug Administration (FDA) to discuss the regulatory requirements for the development of GATTEX for SBS, the FDA recommended that NPS conduct a confirmatory Phase 3 study prior to submitting a new drug application. NPS is finalizing a protocol for the confirmatory Phase 3 study to address the FDA’s comments and incorporate results from the ongoing Phase 3 extension study that will be available later this quarter.

Tony Coles, M.D., president and chief executive officer of NPS, stated: “We expect GATTEX to be a first-in-class therapy with the potential to create a new standard of care for patients suffering from short bowel syndrome and we greatly appreciate the FDA’s guidance as we work to complete the drug’s development for this indication. We look forward to concluding our discussions with the agency, as well as, working with our partner Nycomed to finalize the protocol for this confirmatory study. NPS expects to begin patient enrollment in the third quarter of this year.”

NPS expects the confirmatory study to be a placebo-controlled, multi-center study for the evaluation of GATTEX versus placebo in patients with PN-dependent SBS with an initial PN optimization and stabilization period followed by a dosing period of 24 weeks.

The Phase 3-extension study currently underway is evaluating GATTEX for PN-dependent SBS patients. Sixty-five patients (91%) who completed the pivotal Phase 3 study elected to enroll in the 28-week extension study. Patients already on GATTEX in the pivotal Phase 3 study continued to receive the dose to which they were randomized. Patients who received placebo in the earlier pivotal study were randomized to receive either a low dose of GATTEX (0.05 mg/kg/day) or a high dose of GATTEX (0.10 mg/kg/day).

Phase 3 Results

In October 2007, NPS reported positive top-line results from the company’s Phase 3 study of GATTEX in which 83 patients with short bowel syndrome (SBS) received either a low dose of GATTEX, (0.05 milligrams/kilogram/day), a higher dose (0.10 mg/kg/day) or placebo. The clinical efficacy endpoint of the study was a reduction in PN of at least 20% comparing baseline to weeks 16 to 24, measured as a graded response to capture reductions up to 100%. In an intent-to-treat analysis, forty-six percent (46%) of patients receiving the lower dose of GATTEX (N=35) responded and achieved a highly statistically significant reduction in PN compared to placebo (p=0.007). Twenty-five percent (25%) of patients receiving the higher dose of GATTEX (N=32) responded and showed a trend in the difference between the treatment group and placebo, but this did not reach statistical significance (p=0.161). Two low-dose patients gained independence from and discontinued PN by week 16 and a third high-dose patient discontinued PN at the end of treatment. The study’s criteria for conducting the statistical analysis of the primary endpoint required that the results for the high-dose group show statistical significance before the results of the low-dose group could be considered. Given the drug’s orphan designation in SBS and the statistically strong (p=0.007) and clinically meaningful findings in the low-dose group, the company met with the FDA to discuss the regulatory pathway for GATTEX.

About Short Bowel Syndrome (SBS)

SBS is a condition resulting from the surgical removal of significant portions of the bowel following injury or illness. There are 16,000 to 20,000 adult patients with SBS in the United States. Regulatory authorities in the U.S. and European Union have granted orphan drug status to teduglutide for its potential use, if approved, in treating SBS. Symptoms of SBS include diarrhea, dehydration, malnourishment, and weight loss caused by an inadequate absorption of nutrients and fluids from the diet. Long-term complications of the condition may include an increased risk of systemic infections due to the presence of an intravenous feeding line, degenerative changes in the bones and nerves due to vitamin and mineral deficiencies, and liver failure. Potential benefits derived from reduced dependence on intravenous feeding may include improved nutrition, lower rates of infections, and improved quality of life due to more time away from intravenous feeding, which may provide greater mobility and improved sleep. More information about SBS is available on the website, http://www.shortbowel.com and http://www.glucagon.com.

About GATTEX(TM)

A potential first-in-class drug, GATTEX is a proprietary analog of naturally occurring human glucagon-like peptide 2 (GLP-2), a peptide secreted primarily in the distal intestine and involved in the regeneration and repair of the intestinal epithelium. NPS is also pursuing development of GATTEX as a possible treatment for chemotherapy-induced gastrointestinal mucositis in cancer patients and necrotizing enterocolitis in preterm infants.

About NPS Pharmaceuticals

NPS Pharmaceuticals is a biopharmaceutical company focused on the development and commercialization of small molecules and recombinant proteins as drugs, primarily for the treatment of metabolic, bone and mineral, and central nervous system disorders. The Company has drug candidates in various stages of clinical development. Additional information is available on the NPS website, http://www.npsp.com.

Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements are based on the company’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Risks associated to NPS’s business include, but are not limited to, the risk of obtaining the necessary regulatory approvals for GATTEX, as well as other factors expressed in NPS’s periodic filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K and Form 10-Qs. All information in this press release is as of the date of this release and NPS undertakes no duty to update this information.